Registration No. 333-240087

Registration No. 333-264487

Registration No. 333-279358

As filed with the Securities and Exchange Commission on January 30, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-240087

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264487

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279358

UNDER

THE SECURITIES ACT OF 1933

Jamf Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	82-3031543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Washington Ave S, Suite 900 Minneapolis, MN (Address of Principal Executive Offices)	55401 (Zip Code)

Jamf Holding Corp. Omnibus Incentive Plan

Amended and Restated Jamf Holding Corp. 2017 Stock Option Plan

Jamf Holding Corp. Employee Stock Purchase Plan

(Full title of the plans)

Jeff Lendino

Chief Legal Officer

100 Washington Ave S, Suite 900

Minneapolis, MN 55401

(Name and address of agent for service)

(612) 605-6625

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments Nos. 1 (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Jamf Holding Corp., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”). These Post-Effective Amendments are being filed to deregister any and all shares of common stock of the Registrant, par value $0.001 per share (“Common Stock”), that remain unsold or otherwise unissued under such Registration Statements:

•	Registration Statement on Form S-8 (File No. 333-240087) filed with the SEC on July 24, 2020 registering the offer and sale of (i) 18,500,000 shares of Common Stock issuable pursuant to the Jamf Holding Corp. Omnibus Incentive Plan (the “Omnibus Plan”) and (ii) 7,742,158 shares of Common Stock issuable pursuant to the Amended and Restated Jamf Holding Corp. 2017 Stock Option Plan (the “Option Plan”);

•	Registration Statement on Form S-8 (File No. 333-264487) filed with the SEC on April 26, 2022 registering the offer and sale of 5,600,000 shares of Common Stock issuable pursuant to Jamf Holding Corp. Employee Stock Purchase Plan (the “ESPP”); and

•	Registration Statement on Form S-8 (File No. 333-279358) filed with the SEC on May 13, 2024 registering the offer and sale of an additional 18,000,000 shares of Common Stock issuable pursuant to the Omnibus Plan.

On January 30, 2026 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated as of October 28, 2025, by and among Jawbreaker Parent, Inc., a Delaware corporation (“Parent”), Jawbreaker Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant (the “Merger Agreement”), Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Registrant has terminated the Omnibus Plan, the Option Plan and the ESPP, effective as of the Effective Date.

Further, in connection with the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, the Registrant is filing these Post-Effective Amendments to terminate the effectiveness of the Registration Statements, and, in accordance with the undertakings made by the Registrant in the Registration Statements, to remove and withdraw from registration any and all shares of Common Stock that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such shares of Common Stock.

As no securities are being registered herein, the disclosure requirements for exhibits under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 30, 2026.

Signature	Title	Date

/s/ Jeff Lendino	Chief Legal Officer and Secretary	January 30, 2026
Jeff Lendino

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.